UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Please Vote Today to Avoid the Possibility of Adverse Tax Consequences
From the Potential Closure and Liquidation of Your American Century Fund

We need you to vote your shares on a significant proposal in order for the fund you own to continue to operate without interruption. Because of a lack of sufficient shareholder votes on the management agreement proposal, the shareholder meeting has been adjourned.

We still have not received your vote and your participation is critical to ensure that your Fund is not closed and liquidated. If your American Century Fund is closed and liquidated, this could result in adverse tax consequences for some shareholders.

Please refer to the proxy materials previously sent or call the number below for new materials.

Internet: Use the control number(s) and Web site address that appear on each of your Proxy Cards. Telephone: For touch-tone voting, please refer to your Proxy Card(s) for a toll-free number.

Please call our proxy agent, Broadridge Financial Solutions, Inc. at 1-866-450-8467 to speak to a live agent or obtain proxy materials.

Representatives available:
Weekdays 9:30 a.m. to 9:00 p.m.
Saturdays 10 a.m. to 6:00 p.m.
Eastern time

Thank you for your continued business.

American Century Investments®

AC-061610 Adj 6-30 HC